Exhibit 2.2

EQUINOX MINERALS LIMITED

Consolidated Financial Statements

31 December 2009 and 2008

Expressed in thousands of US dollars, except where indicated

EQUINOX MINERALS LIMITED

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of Equinox Minerals Limited (“the Company”) were prepared by management in accordance with Canadian generally accepted accounting principles. Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances. The significant accounting policies of the Company are summarized in Note 2 to the consolidated financial statements.

Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements and for ensuring that management fulfils its financial reporting responsibilities. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The members of the Audit Committee are not officers of the Company. The Audit Committee meets with management as well as with the independent auditors to review the internal controls over the financial reporting process, the consolidated financial statements and the auditors’ report. The Audit Committee also reviews the Annual Report to ensure that the financial information reported therein is consistent with the information presented in the financial statements. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

Craig Williams	Mike Klessens
PRESIDENT AND CHIEF EXECUTIVE OFFICER	CHIEF FINANCIAL OFFICER
March 10, 2010

EQUINOX MINERALS LIMITED

Auditors’ Report to the Shareholders of Equinox Minerals Limited

We have audited the consolidated balance sheets of Equinox Minerals Limited (“the Company”) as at December 31, 2009 and 2008 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

PricewaterhouseCoopers
Perth, Australia
March 10, 2010

EQUINOX MINERALS LIMITED

CONSOLIDATED BALANCE SHEETS

As at December 31, 2009 and 2008

	Notes	Year ended December 31 2009	Year ended December 31 2008
ASSETS		$000	$000
Current assets
Cash and cash equivalents		109,130	51,327
Accounts receivable	6	134,193	35,409
Prepayments		16,080	6,471
Inventories	7	67,428	27,473
Current portion of derivative instruments	11	—	127,570

		326,831	248,250

Restricted cash	8	26,164	26,076
Property, plant and equipment	9	1,102,773	1,067,290
Derivative instruments	11	—	129,109
Other financial assets	10	1,906	406

		1,457,674	1,471,131

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		62,504	65,816
Current portion of long term debt	12	113,229	138,367
Current portion of finance leases	18	9,339	923
Current portion of derivative instruments	11	85,179	—
Current other liabilities		160	—

		270,411	205,106

Long term debt	12	405,423	475,040
Finance leases	18	16,762	3,418
Income tax liability	5	6,727	6,727
Future income tax liability	5	5,938	62,838
Asset retirement obligation	13	7,504	5,358
Long term compensation	14	2,469	269
Derivative instruments	11	22,131	—
Other payables	15	39,737	2,167

		777,102	760,923

SHAREHOLDERS’ EQUITY
Share capital	16	737,838	581,477
Retained (deficit)/earnings		(74,720)	108,343
Contributed surplus		15,966	20,400
Accumulated other comprehensive income/(loss) (net of tax)		1,488	(12)

		680,572	710,208

		1,457,674	1,471,131

Contingencies	17
Commitments for expenditure	18

APPROVED BY THE BOARD

Craig Williams, Director	Peter Tomsett, Director

The accompanying notes are an integral part of these consolidated financial statements.

EQUINOX MINERALS LIMITED

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2009 and 2008

	Notes	2009	2008
		$000	$000
Copper sales revenue		531,962	—
Smelter treatment charges		(63,483)	—

Net sales revenue		468,479	—

Direct and indirect mining costs		212,016	—
Amortization and depletion		46,688	—
Royalties		14,114	—

Cost of sales		272,818	—

		195,661	—

Expenses
Derivative loss/(gain)		329,826	(271,520)
Exploration		5,119	10,262
Other operating costs		5,870	314
General and administration		10,241	8,388
Financing costs	4	76,871	3,660
Incentive stock options expensed		1,989	4,953
Other expense	3	5,708	3,325

		435,624	(240,618)

(Loss)/income before income tax and non controlling interest		(239,963)	240,618

Income tax benefit / (expense)	5	56,900	(67,937)

Net (Loss)/income for the period		(183,063)	172,681

Basic (loss)/earnings per share		(0.27)	0.30
Diluted (loss)/earnings per share		(0.27)	0.29

Weighted average number of shares outstanding (000’s)		670,385	583,800
Diluted average number of shares outstanding (000’s)		683,665	601,312

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the years ended December 31, 2009 and 2008

	2009	2008
	$000	$000
(Loss)/Income for the period	(183,063)	172,681
Other comprehensive income/(losses)
Losses on derivatives designated as cash flow hedges (net of tax)	—	(40,197)
Gains on derivatives designated as cash flow hedges transferred to net income in the current period (net of tax)	—	86,862
Fair value movements in available-for-sale securities	1,500	(2,521)
Impairment loss on available-for-sale securities transferred to net income (net of tax)	—	946

Total comprehensive (loss)/gain	(181,563)	217,771

The accompanying notes are an integral part of these consolidated financial statements.

EQUINOX MINERALS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

For the years ended December 31, 2009 and 2008

	2009	2008
	$000	$000
Share capital
Balance at start of period	581,477	499,715
Issue of shares	148,325	8,628
Share issue costs	(7,356)	—
Conversion of stock options	15,392	1,400
Conversion of warrants	—	71,734

Balance at end of period	737,838	581,477

Retained earnings/(deficit)
Balance at start of period	108,343	(64,338)
Net (loss)/income for the period	(183,063)	172,681

Balance at end of period	(74,720)	108,343

Contributed surplus
Balance at start of period	20,400	15,941
Stock based compensation	2,516	5,040
Transferred to share capital on conversion of stock options	(6,424)	(494)
Forfeited stock options	(526)	(87)

Balance at end of period	15,966	20,400

Warrants
Balance at start of period	—	12,122
Transferred to share capital on conversion of warrants	—	(12,121)
Forfeited warrants	—	(1)

Balance at end of period	—	—

Accumulated other comprehensive income (loss)
Balance at start of period	(12)	(45,102)
Net unrealised derivative instrument gains (net of tax)	—	46,665
Net unrealised gain/(losses) on available-for-sale securities	1,500	(2,521)
Impairment loss on available-for-sale securities transferred to net income (net of tax)	—	946

Balance at end of period	1,488	(12)

The accompanying notes are an integral part of these consolidated financial statements.

EQUINOX MINERALS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2009 and 2008

	Notes	2009	2008
		$000	$000
Cash flows (used in) / provided by operating activities
Net (loss)/income for the period		(183,063)	172,681
Items not affecting cash:
Depletion and amortisation		50,179	314
Unrealised foreign exchange loss/(gain)		787	(903)
Incentive stock option expense		1,989	4,953
Income tax (benefit)/expense	5	(56,900)	67,937
Net financing costs		24,274	(33,003)
Long term compensation expense/(benefit)	14	2,200	(152)
Mark to market changes in derivative instruments	11	329,826	(347,656)
Proceeds from settlement of derivative instruments	11	34,163	89,478
Impairment loss on available for sale securities and other financial assets		—	2,318
Accretion expense		372	—
Deferred payments		30,163	—
Other		—	4
Changes in non-cash working capital
Increase/(decrease) in accounts payable and accrued liabilities		9,488	(646)
Increase in inventories		(39,954)	(27,473)
Increase in accounts receivable and prepayments		(108,395)	(9,483)

		95,129	(81,631)

Cash flows (used in) / provided by financing activities
Issue of share capital	16	157,293	60,518
Share issue costs	16	(7,356)	—
Proceeds from borrowings		4,470	349,967
Repayment of borrowings		(139,323)	(23,587)
Finance lease principal repayments		(2,443)	—

		12,641	386,898

Cash flows (used in) / provided by investing activities
Increase in restricted cash		(88)	(475)
Payments for property, plant and equipment		(50,164)	(327,322)

		(50,252)	(327,797)

Net increase/(decrease) in cash and cash equivalents		57,518	(22,530)
Cash and cash equivalents – start of period		51,327	73,367
Effects of exchange rate changes on cash held in foreign currencies		285	490

Cash and cash equivalents – end of period		109,130	51,327

Total interest payments made		44,121	31,466

The accompanying notes are an integral part of these consolidated financial statements.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

1.	BASIS OF PREPARATION

The preparation of the financial statements is in accordance with the requirements of Canadian generally accepted accounting principles (“Canadian GAAP”). Equinox Minerals Ltd (“EQN” or the “Company”) is engaged in the production of copper, and related mining activities including exploration within Zambia.

2.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of Consolidation

The consolidated financial statements incorporate the assets, liabilities and results of all entities controlled by the Company. The effects of all transactions between entities in the consolidated group are eliminated in full.

Where control of an entity is obtained during a financial year, its results are included in the consolidated statements of income from the date on which control commences. Where control of an entity ceases during a financial year its results are included for that part of the year during which control exists.

(b)	Use of Estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes. Significant areas where management’s judgement is applied include reserve and resource estimation, employee stock options, future income taxes, fair values of derivative instruments, asset retirement obligations and contingent liabilities. Actual results may differ from those estimates.

(c)	Income Taxes

The Company accounts for income taxes in accordance with the liability method. The determination of future tax assets and liabilities is based on the differences between the financial statement carrying amounts and the income tax bases of assets and liabilities, using substantively enacted tax rates in effect for the period in which the differences are expected to reverse. Future tax assets are recorded to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not they will be realized.

(d)	Exploration and Evaluation Costs

Exploration and evaluation expenditure costs incurred by the entity are accumulated separately for each area of interest. Such expenditure comprises net direct costs and an appropriate portion of related overhead and foreign exchange movement on loans directly attributable to an exploration project.

Exploration and evaluation expenditure for each area of interest is written off as incurred, unless such costs are expected to be recouped through successful development and exploitation of the area of interest or, alternatively, by its sale. Expenditure is not deferred in respect of any area of interest or mineral resource unless the Company’s rights of tenure to that area of interest are current. Although the Company has taken steps to verify title to its areas of interest, these procedures do not guarantee the Company’s title. Such areas of interest may be subject to prior undetected agreements or transfers and title may be affected by such defects.

Deferred exploration and evaluation costs are transferred to mine development once a development decision has been taken. Deferred exploration and evaluation costs will be amortised over the estimated useful life of the ore body, on a units-of-production basis, from the commencement of commercial extraction, or written off if the property is sold or abandoned.

Borrowing costs included in exploration and evaluation expenditure are those costs that would have been avoided if the expenditure had not been incurred.

Where impairment indicators are present management assesses the recoverable value of mineral properties and where they believe those values to be lower than the carrying values, such expenditure will be written down to fair value accordingly. Management’s estimate of fair value is subject to risks and uncertainties affecting the recoverability of the Company’s investment in these areas. Although management have made their best estimate of these factors based on current conditions, it is possible that changes could occur in the near term which could adversely affect this estimate of the recoverability of mineral properties, deferred exploration and evaluation costs.

(e)	Foreign Currency Translations

The Company employs the current rate method of translation for its self-sustaining operations. Under this method, all assets and liabilities are translated at the year-end rates and all revenue and expense items are translated at the average monthly exchange rates for recognition in income. Differences arising from these foreign currency translations are recorded in accumulated other comprehensive income as a cumulative translation adjustment until they are realized by a reduction in the net investment.

The Company employs the temporal method of translation for its integrated operations. Under this method, monetary assets and liabilities are translated at the year-end rates and all other assets and liabilities are translated at applicable historical exchange rates. Revenue and expense items are translated at the rate of exchange in effect at the date the transactions are recognized in income. Realized exchange gains and losses and currency translation adjustments are included in income.

(f)	Revenue

Revenue from sales of copper concentrate is recorded net of smelter treatment charges and deductions. Copper products are sold under pricing arrangements whereby final prices are determined at a specified future date based on market copper prices. Revenue is recognised when title and risk pass to the customer using forward prices for the expected date of final settlements. Changes between the price recorded upon recognition of revenue and the final price due to fluctuations in copper market prices result in the existence of an embedded derivative in the accounts receivable. This embedded derivative is recorded at fair value, with changes in fair value classified as a component of revenue.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

(g)	Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depletion and amortization. Interest and financing costs that relate to the project and are incurred during the construction period are capitalized. The cost of each item of buildings, fixed plant, mobile machinery and equipment is written off over its expected useful life. Either the units-of-production or straight line method may be used. The units-of-production basis results in an amortization charge proportional to the depletion of the proven and probable reserves. Each item’s economic life has due regard to both its own physical life limitations and to present assessments of the proven and probable reverse resources of the mine property at which the item is located, and to possible future variations in those assessments. Estimates of remaining useful lives are made on a regular basis for all mine buildings, fixed plant and mobile machinery and equipment, with annual reassessments for major items.

Mine property, plant and equipment amortization is calculated using the units of production method or on a straight line basis over the estimated useful life of the asset if the asset’s useful life is less than the life of mine. The useful lives for each asset category of property, plant and equipment are detailed in the table below:

Asset Category	Useful life

Mine Development	Units of Ore Production

Process Plant	Units of Ore Production

Mining Mobile Equipment	10 years

Ancillary Mobile Equipment	6 – 10 years

Buildings & Infrastructure	10 – 15 years

Light Vehicles	5 years

Office Equipment	3 years

Major spares purchased specifically for particular plant are capitalized and amortized on the same basis as the plant to which they relate.

The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable based on future undiscounted cash flows. When assets are determined to be impaired, recorded asset values are revised to fair value and an impairment loss is recognized. This fair value is determined based on discounted cash flows, with the impairment loss being calculated as the excess of the carrying amount over the fair value.

Construction in progress is accumulated and carried forward at cost until the construction is complete. On completion the asset is transferred to property, plant and equipment and is amortized over its expected useful life. Mine development costs are accumulated and carried forward at cost until the completion of the mine. On completion, the asset is amortized on a units-of-production basis.

(h)	Derivatives and Hedging

The Company periodically enters into derivative instruments to mitigate exposures to copper commodity prices. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related.

Cash flow hedges are recognised initially at fair value, and attributable transaction costs are recognized in the income statement when incurred. Subsequent to initial recognition, changes in the fair value of the derivative hedging instrument designated as a cash flow hedge are recognized directly in equity to the extent that the hedge is effective. To the extent that the hedge is ineffective, changes in fair value are recognised in income statement.

If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, then hedge accounting is discontinued prospectively. The cumulative gain or loss previously recognized in other comprehensive income remains there until the forecasted transaction occurs. If the forecasted transaction is no longer expected to occur, the cumulative gain or loss that was recognized in OCI is immediately transferred to the income statement.

Fair values for derivative instruments held for trading are determined using valuation techniques. Valuations use assumptions based on market conditions existing at the balance sheet date. Realized gains and losses are recorded as a component of operating cash flow.

(i)	Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid investments with maturity of three months or less at the date of original issue. It excludes cash subject to restrictions under long term debt facilities.

(j)	Earnings per Share

Basic earnings per share is determined by dividing the net profit/(loss) by the weighted average number of ordinary shares outstanding during the financial period. Diluted earnings per share is calculated using the “treasury stock” method. Under this method, dilution is calculated based upon the net number of common shares issued, assuming “in the money” options were exercised and the proceeds used to repurchase common shares at a weighted average market price.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

(k)	Asset Retirement Obligations

The Company records asset retirement obligations at fair value in the period in which the liability is incurred. Fair value is determined based on the estimated future cash flows required to settle the liability discounted at the Company’s credit adjusted risk free interest rate. The liability is adjusted for changes in the expected amounts and timing of cash flows required to discharge the liability and accreted over time to its full value. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and amortized over the expected useful life of the asset.

(l)	Long-term debt

Long- term debt instruments are initially recognized at fair value, net of debt issuance costs incurred. Debt instruments are subsequently valued at amortized cost. Debt issue costs are included in the balance of the underlying debt and amortized using the effective interest rate method.

(m)	Stock-based Compensation

The Company may issue stock based compensation to directors, employees and external parties under the terms of its stock option plans, deferred share unit (“DSU”) plan and restricted share units (“RSU”) plan. The Company expenses the intrinsic value of stock options granted over the applicable vesting period. DSU’s vest immediately and the initial intrinsic value is recognised as directors’ fees within general and administrative costs in the consolidated statement of income. RSU’s vest on the third anniversary of their grant date and the initial intrinsic value is recognised within general and administrative costs in the consolidated statement of income

Stock options granted to directors, employees or external parties are recognized at fair value as an expense in equal instalments over the vesting period (except where the expense constitutes a borrowing cost and is deferred in accordance with note 2 (d)) and credited to the contributed surplus account. The expense is determined using an option pricing model that takes into account the exercise price, the term of the option, the impact of dilution, the current price and expected volatility of the underlying share, the expected dividend yield and the risk free interest rate for the term of the option. Cash received from the exercise of options for common shares is credited to share capital.

The fair value of DSU’s at grant date is determined by reference to the average market share price of the Company over the five trading days immediately preceding the date of grant. Changes in their fair value are recorded in other income/expenses. The fair value of DSU’s is marked to the quoted market share price of the Company at each reporting date.

The fair value of RSU’s at grant date is determined by reference to the average market share price of the Company over the twenty trading days immediately preceding the date of grant. Changes in their fair value are recorded in other income/expenses. The fair value of DSU’s is marked to the quoted market share price of the Company at each reporting date.

(n)	Receivables

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest rate method, less any provisions for impairment. Trade receivables are generally due for settlement within 180 days. The collectability of trade receivables is reviewed on an ongoing basis. Accounts which are known to be uncollectible are written off. A provision for impairment is raised when there is evidence that the Company will not be able to collect all amounts due.

(o)	Inventories

Inventories of broken ore and concentrate are physically measured or estimated and valued at the lower of cost and net realizable value. Cost represents weighted average cost and includes direct costs and an appropriate portion of fixed and variable overhead expenditure, including depreciation and amortization.

Inventories of consumable supplies and spare parts to be used in production are valued at weighted average cost. Obsolete or damaged inventories are valued at net realizable value. A regular and ongoing review is undertaken to establish the extent of surplus items, and a provision is made for any potential loss on their disposal.

(p)	Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of financial year which are unpaid. The amounts are unsecured and are usually paid within 90 days of recognition.

(q)	Investments

Available-for-sale investments

Investments are classified as available-for-sale and recorded at fair value. Changes in their fair value net of tax are recorded in other comprehensive income. The change in fair value of an investment appears in net income only when it is sold or impaired. Valuations of the investments have been determined based on a hierarchy of valuation principles, which have been applied based on publicly available information. The valuation approach applied is as follows:

•	fair values of instruments traded in active markets are based on quoted market prices at the reporting date.

•

where instruments are not traded in an active market, fair value is determined using valuation techniques taking into account market information for financial instruments with similar characteristics as the underlying instrument being valued.

•

where there is no comparable market information to determine the fair value of the instrument, fair value is calculated using other techniques, such as estimated discounted cash flows using contractual terms of the instrument, discount rates considered appropriate for the credit risk of the instrument and the current volatility in the market place.

When information or events indicate other than a temporary decline in value, the impairment loss is taken to the income statement in the period in which such events occur. Impairment losses recognized in net income for an equity financial

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

instrument classified as available for sale are not reversed. Impairment losses on available-for-sale debt financial instruments are reversed in the income statement when the events or circumstances leading to the impairment subsequently reverse.

(r)	Contingent liability

In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company and its legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency suggests that a loss is probable, and the amount can be reliably estimated, then a loss is recorded. When a contingent loss is not probable but is reasonably possible, or is probable but the amount of loss cannot be reliably estimated, and then details of the contingent loss are disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case we disclose the nature of the quantities. Legal fees incurred in connection with pending legal proceedings are expensed as incurred.

(s)	Recent accounting pronouncements

In December 2008, the Canadian Institute of Chartered Accountants (“CICA”) issued amendments to Financial Instruments sections 3855, 3861 and 3862 permitting reclassification of a financial asset or liability out of the held-for-trading or available-for- sale category to other financial instruments categories in specified circumstances effective on or after July 1, 2008. The adoption of these amendments had no impact on the financial results of the Company.

In January 2009, the Emerging Issues Committee of the CICA issued EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities”, which applies to interim and annual financial statements for periods ending on or after January 20, 2009. The Company has adopted these recommendations and there was no material impact on the Company’s financial statements.

In March 2009, the CICA issued an EIC Abstract on Impairment Testing of Mineral Exploration Properties, EIC-174. This Abstract discusses the analysis recommended to be performed to determine if there has been an impairment of mineral exploration properties. The Company considered the recommendations, when testing for impairment of mineral exploration properties in the period and no impairment adjustments were required.

In June 2009, the CICA amended the financial instruments – Disclosures section 3862 to require enhanced disclosure about the fair value assessments of the financial instruments. The new disclosures are based on a fair value hierarchy that categorizes financial instruments measured at fair value at one of three levels according to the reliability of the inputs used to estimate the fair values. The amendments apply to annual financial statements for fiscal years ending after September 30, 2009. The Company has adopted these disclosures effective in the December 31, 2009 annual financial statements (note 20).

In August 2009, the CICA amended Financial Instruments section 3855 to add guidance concerning the assessment of embedded derivatives upon reclassification of a financial asset out of the held- for-trading category. These amendments apply to reclassifications made on or after July 1, 2009. This Section has also been amended to change the categories into which a debt instrument is required or permitted to be classified, change the impairment model for held-to- maturity financial assets, and require reversal of previously recognized impairment losses on available- for-sale financial assets in specified circumstances. The Impaired Loans section 3025 was also amended to conform the definition of a loan to that in amended Section 3855 and to include held-to- maturity investments within the scope of the Impaired Loans section. The adoption of these amendments had no impact on the financial results of the Company.

(t)	Future Accounting Changes

Business Combinations

In October 2008, the CICA issued Handbook Section 1582, “Business Combinations”, which establishes new standards for accounting for business combinations. This is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Should the Company engage in a future business combination, it would consider early adoption to coincide with the adoption of IFRS.

Non-controlling Interests

Also in October 2008, the CICA issued Handbook Section 1602, “Non- controlling Interests”, to provide guidance on accounting for non- controlling interests subsequent to a business combination. This is effective for fiscal years beginning on or after January 2011.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

3.	OTHER EXPENSES

	2009	2008
	$000	$000
Foreign exchange loss	1,864	4,159
Loss on available-for-sale securities	—	632
Impairment loss on available-for-sale securities	—	1,320
Impairment loss on other financial assets	—	366
Interest income	(642)	(2,233)
Long term compensation mark-to-market expense/(income)	1,485	(779)
Town costs[1]	3,119	—
Other income	(118)	(140)

Total other expenses	5,708	3,325

[1]	Town costs include the costs of housing employees at Lumwana.

4.	Finance fees

	2009	2008
	$000	$000

Finance fees	74,442	—
Other	2,429	3,660

Total finance fees	76,871	3,660

5.	INCOME TAX

(a)	Income tax benefit

The income taxes shown in the consolidated statement of income differ from the amounts obtained by applying statutory rates to the earnings before provision for incomes taxes due to the following:

	2009	2008
	$000	$000

(Loss)/profit from ordinary activities before income tax	(239,963)	240,618

Income taxes at Canadian statutory rates – 33.0% (2008: 33.5%)	79,188	(80,607)
Difference in tax rates	(8,194)	7,840
Non-deductible expenses	(12,668)	9,088
Tax benefits not recognized	(2,894)	(4,258)
Under/over’s from prior years	1,468	—

Income tax benefit/(expense) for the period	56,900	(67,937)

Comprising:

Current income tax (expense)/benefit	(47,906)	(5,099)
Future income tax (expense)	103,338	(62,838)
Prior year under/(over) provisions	1,468	—

	56,900	(67,937)

Management estimate the Company’s tax losses carried forward at December 31, 2009 where no income tax benefit has been brought to account are $48.4 million (2008: $40.4 million). No income tax benefit has been brought to account in respect of these losses, as this benefit is not considered more likely than not to be realized.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

The Government of the Republic of Zambia (“GRZ”) enacted on April 1, 2008, a number of changes to the Zambian tax regime, particularly in relation to mining companies. This includes changes to the tax treatment that would increase corporate tax from 25% to 30%, the mining royalty from 0.6% to 3%, and other proposed additional imposts including a “variable profit tax”, and treatment of hedging income as separate source income.

On January 30, 2009, the Minister of Finance of the GRZ announced changes to the 2009 Budget which include the abolition of a number of changes enacted in 2008, including the removal of the hedging activity quarantine provisions. The Company has applied the tax changes for the 2009 tax year.

In 2005 the Company entered into a Development Agreement with GRZ for its Lumwana Mine which provides LMC with a 10 year stability period in the regulatory environment, including taxation, and rights of independent arbitration in the event of any dispute. Following local and international legal advice, the Company believes that its Development Agreement overrides the current changes to the Zambian tax regime. Until it has resolved the uncertainty surrounding the application of the Development Agreement, the company has measured in the current year its taxation balances on the basis of the enacted legislation.

If the Company had calculated its taxation related balance based on the terms of the Development Agreement the royalty expense for the year ended December 31, 2009 would have reduced by an estimated $11.3 million and the income tax benefit for the year ended December 31, 2009 would have reduced by an estimated $12.2 million. The retained earnings loss position at December 31, 2009 would have reduced by an estimated $11.2 million.

(b)	Future income tax liability

The Company records future income tax assets and liabilities where temporary differences exist between the carrying amounts of assets and liabilities in the balance sheet and their tax bases. The measurement and recognition of future income tax assets and liabilities takes into account: enacted (and substantively enacted) rates that will apply when temporary differences reverse; interpretations of relevant tax legislation; tax planning strategies; estimates of the tax bases of assets and liabilities; and the deductibility of expenditures for income tax purposes.

The significant components of the Company’s future income tax assets and liabilities are as follows:

	2009	2008
	$000	$000

Future income tax asset

Derivative instruments losses	32,193	—
Non-capital losses carry forwards	260,055	303,806
Provisions	—	2,737
Other	1,355	4,701

	293,603	311,244

Future income tax liability
Property, plant and equipment	296,535	292,187
Unrealised gains on derivative instruments	—	78,982
Other	3,006	2,913

	299,541	374,082

Net future income tax liability	(5,938)	(62,838)

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

6.	ACCOUNTS RECEIVABLE

	December 31 2009	December 31 2008
	$000	$000

Trade accounts receivable	127,957	27,556
VAT receivable	3,765	7,220
Other receivables	2,471	633

Total accounts receivable	134,193	35,409

7.	INVENTORIES

	December 31 2009	December 31 2008
	$000	$000

Consumable stores – at cost	51,695	15,016
Run of mine stockpile – at cost for 2009 and net realisable value for 2008	10,819	5,844
Crushed ore stockpile – at cost for 2009 and net realisable value for 2008	1,522	178
Copper in circuit stockpiles – at cost for 2009 and net realisable value for 2008	144	515
Copper concentrate stockpile – at cost for 2009 and net realisable value for 2008	3,248	5,920

Total inventories	67,428	27,473

8.	RESTRICTED CASH

	December 31 2009	December 31 2008
	$000	$000

Cash deposits held as security	26,164	26,076

As at December 31, 2009, $25.3 million (2008: $25.3 million) plus accumulated interest is deposited in a demobilisation cost reserve account as required under the terms of the Lumwana mining fleet finance agreement and will remain for the duration of the debt facility. In addition, cash deposits were held as security in relation to office premises and exploration tenements.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

9.	PROPERTY, PLANT AND EQUIPMENT

	December 31 2009	December 31 2008
	$000	$000
Buildings
Buildings - at cost	107,221	6,426
Less: accumulated amortization	(8,866)	(155)

	98,355	6,271

Plant & equipment
Plant & equipment - at cost	674,573	200,731
Less: accumulated amortization	(72,671)	(30,588)

	601,902	170,143

Construction in progress - at cost	37,191	548,271

Mine development
Mine development - at cost	378,708	342,605
Less: accumulated amortization	(13,383)	—

	365,325	342,605

Total property, plant and equipment	1,102,773	1,067,290

Mine development includes finance costs for the first three months of the year ended December 31, 2009 of $13.3 million (for the year ended December 31, 2008: $36.2 million). Capitalization of interest costs ceased on April 1, 2009, once the Lumwana mine achieved commercial production.

(a)	Leased Assets

Plant and equipment includes the following amounts where the Company is a lessee under a finance lease:

	December 31 2009	December 31 2008
	$000	$000

Leased equipment
Plant & equipment - at cost	30,492	6,289
Less: accumulated amortization	(3,721)	(2,017)

Total leased plant and equipment	26,771	4,272

10.	AVAILABLE-FOR-SALE INVESTMENTS

	December 31 2009	December 31 2008
	$000	$000

Balance - start of period	406	4,344
Mark to market fair value adjustments	1,500	(3,938)

Balance - end of period - available-for-sale securities at fair value	1,906	406

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

11.	DERIVATIVE INSTRUMENTS

As at December 31, 2009 and pursuant to the lending requirements for the Lumwana Project $582.7 million debt facility, the Company has entered into a number of copper put options and forward contracts relating to a proportion of its expected copper production at the Lumwana mine designed to provide protection from exposure to fluctuations in the copper price.

Upon entering into the copper put option contracts, the Company incurred a premium of $86.5 million, to be due and payable on expiry of the underlying contracts. For the remaining put options, expiring between January 2010 and March 2011, the fair value of the premium payable is $37.8 million. There is no premium or cost associated with the copper forward contracts.

Changes in the fair value of derivatives are recognized in the income statement. For part of the 2008 financial year the Company satisfied the requirements of hedge accounting, where changes in the fair value of the derivatives were initially recorded in other comprehensive income. However this was discontinued in the fourth quarter of 2008.

The mark-to-market fair value of all contracts is based on independently provided market rates and determined using standard valuation techniques. These techniques include the impact of counterparty credit risk.

A mark-to-market loss of $329.8 million on the put options and forward contracts has been recorded in the income statement in the current year. The spot price of copper at December 31, 2009 used for the mark to market valuations was $3.33 per pound (December 31, 2008; $1.38 per pound).

The following table summarizes the copper derivatives in place:

	2010	2011	Total
Copper put options:
Tonnes	24,400	5,000	29,400
Average price ($/tonne)	$5,673	$5,364	$5,620
Average price ($/lb)	$2.57	$2.43	$2.55
Copper forwards:
Tonnes	33,080	8,280	41,360
Average price ($/tonne)	$5,663	$5,367	$5,603
Average price ($/lb)	$2.57	$2.43	$2.54

Derivative instruments included in the balance sheet comprise:

	December 31 2009	December 31 2008
	$’000	$’000

Fair value of derivative instruments – start of period	256,679	(63,719)
Copper contracts matured during period resulting in cash receipt	(34,163)	(13,342)
Mark-to-market fair value (loss)/gain during period	(329,826)	333,740

Fair value of derivative instruments – end of period	(107,310)	256,679
Less: current portion	85,179	(127,570)

Total non-current derivative instruments	(22,131)	129,109

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

12.	LONG TERM DEBT

The following table summarizes the Company’s long term debt:

	December 31 2009	December 31 2008
	$000	$000

EIB €7 million unsecured loan (a)	9,561	7,400
Lumwana Project finance facility (b)	509,091	606,007

Balance - end of period	518,652	613,407
Less: current portion	(113,229)	(138,367)

Total non-current long term debt	405,423	475,040

(a)	EIB loan - unsecured

The Euro based loan, issued by the European Investment Bank (“EIB”), has a thirteen year term, expiring in 2014. Under the terms of the loan facility, the repayment of the principal will be in eight annual equal instalments until September 2014, the first instalment of $1.2 million was paid in September 2007. Interest is paid annually on September 30, and was fixed at 5.26% per annum up to September 30, 2007 after which it has converted to a variable rate that adjusts on a sliding scale related to the price of copper from time to time. Interest on the loan for the year ended December 31, 2009 was $1.25 million (2008: $1.5 million) with interest paid up to December 31, 2009 of $1.25 million (2008: $1.5 million). The carrying value has been adjusted in accordance with the Company’s foreign exchange accounting policy.

(b)	Lumwana Project financing facility

In December 2006, Equinox signed a US$582.7 million senior and subordinated Project finance facility for the completion of development and construction of the Lumwana Project located in the North Western Province of the Republic of Zambia. The facility is comprised of three tranches, $54.0 million subordinated debt facility, $364.0 million senior debt facility and $164.7 million asset backed facility. In response to the delay in commencement of commercial production caused by the fire incident at the Lumwana Project, the Company signed an $80.0 million extension to the above senior debt facility in September 2008.

The different tranches of the Project debt facility carry interest rates of LIBOR plus a margin range of between 85 – 490 basis points during the construction period, then 85 – 440 basis points subsequent to the completion of construction pursuant to the relevant Facility Agreements. The debt facilities have tenure of between 7-9 years, with scheduled repayments that commenced in December 2007. The security for the debt facilities includes a fixed and floating charge over the assets and assignment of all contract agreements of Lumwana Mining Company Limited. In addition, a parent company guarantee is in place that requires Equinox to do all things necessary to cause the Project to achieve Project completion by no later than March 31, 2010.

As a result of the refinancing disclosure in note (c) below, the company will incur break fees on its existing facilities. These contractual amounts have therefore been recognised in the measurement of the related loan balance at December 31, 2009 and expensed within financing fees (note 4).

Interest on the facility for the year ended December 31, 2009 was $42.1 million (2008: $34.7 million) with interest paid of $42.8 million (2008: $29.7 million).

(c)	Corporate finance facility

On February 24, 2010, the Company reached agreement with four commercial banks to provide a new corporate loan facility (the “Corporate Facility”) totalling $400 million. The Corporate Facility affords Equinox greater flexibility than the existing Lumwana Project debt facilities therefore the Company will utilize the Corporate Facility to repay its existing senior and subordinated portions of the Lumwana Project debt facilities as well as the unsecured EIB loan. As a result of the refinancing certain amounts, that would otherwise have been payable within 12 months of balance sheet date, have been rescheduled and are therefore included in long term debt due after December 31, 2010. Refer to note 22 for further details.

(d)	FMO financing facility

The FMO facility will not be drawn down on and will lapse as a result of the refinancing disclosure in note (c) above.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

The schedule of combined future repayment dates of the long term debt are as follows:

	December 31 2009	December 31 2008
	$000	$000

Within 1 year	113,229	138,367
Within 1 to 2 years	113,363	136,598
Within 2 to 3 years	106,828	127,855
Within 3 to 4 years	9,727	113,576
Within 4 to 5 years	—	75,462
Thereafter	180,000	47,873

	523,147	639,731

Balance of finance fees – end of period	(4,495)	(263,24)

	518,652	613,407

13.	ASSET RETIREMENT OBLIGATION

The Company has restoration and remediation obligations associated with its Lumwana mine. The following table summarizes the movements in the asset retirement obligation:

	December 31 2009	December 31 2008
	$000	$000

Balance - start of period	5,358	3,025
Recognition of new obligation	1,774	1,963
Accretion expense	372	370

Balance - end of period	7,504	5,358

The asset retirement obligations have been recorded as a liability at fair value at inception based on the estimated future cash flows required to settle the liability discounted at the Company’s credit adjusted risk free interest rate. The fair value has been calculated assuming a credit adjusted risk free discount rate of between 6.95% and 7.11% as at December 31, 2009 and an inflation factor of 2.5%. Although the ultimate amount to be incurred is uncertain, management has at December 31, 2009 estimated the asset retirement cost of work completed to date using an expected mine life of 15 years and a total undiscounted estimated cash flow for the asset retirement obligation of $20.7 million ($15.7 million in 2008).

14.	LONG TERM COMPENSATION

(a)	Deferred Share Unit

The Company established a Deferred Share Unit (“DSU”) Plan for its directors with each DSU having the same value as one Equinox common share.

Under the DSU Plan, effective July 1, 2007, directors can elect to receive a portion of their annual compensation in the form of DSU’s. The DSU’s vest immediately and are redeemable in cash on the date the director ceases to be a director of the Company. During the year, 391,939 DSU’s were granted under the DSU Plan and $0.7 million was recognized as directors’ fees within general and administrative costs. Outstanding DSU’s were marked to market at December 31, 2009, and as a result of the increase in the market value of the Company’s shares $1.5 million was expensed (note 3).

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

	Year ended December 31, 2009		Year ended December 31, 2008
Deferred Share Units	Number	$000	Number	$000

Balance - start of period	241,291	269	75,581	421
Issued during the period	391,939	715	165,710	627
Mark to market fair value adjustments	—	1,485	—	(779)

Balance - end of period	633,230	2,469	241,291	269

(b)	Restricted Share Units

During 2009, the Company established a Restricted Share Unit (“RSU”) Plan for its employees with each RSU having the same value as one Equinox common share.

The RSU’s vest on the third anniversary of the grant date and are redeemable in cash immediately on vesting. On December 28, 2009 the Company granted 661,610 RSU’s under the RSU Plan relating to 2010 compensation packages. The RSU’s granted in 2009 will be expensed from January 1, 2010.

	Year ended December 31, 2009		Year ended December 31, 2008
Deferred Share Units	Number	$000	Number	$000

Balance - start of period	—	—	—	—
Issued during the period	661,610	—	—	—

Balance - end of period	661,610	—	—	—

15.	OTHER PAYABLES

	December 31 2009	December 31 2008
	$’000	$’000

Deferred royalty	18,233	158
Deferred withholding tax	3,566	1,916
Deferred customs duty	16,461	—
Other provisions	1,477	93

Balance - end of period	39,737	2,167

As set out in note 5, there is uncertainty surrounding the application of the Development Agreement with the GRZ. Under the terms of the Development Agreement certain amounts, including royalties, withholding taxes and import duties are deferred until the Lumwana debt is eliminated. Until this uncertainty has been resolved the Company will measure its taxes in accordance with the enacted legislation, but will continue to present the associated liabilities as non-current in accordance with the terms of the Development Agreement.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

16.	SHARE CAPITAL

(a)	Authorised capital

The	number of authorised ordinary shares of the Company is unlimited.

(b)	Movement in ordinary share capital:

Date	Details	No. of Shares	Issue Price		C$’000	$’000
	Balance at December 31, 2008	596,933,212				581,477

April 2009	Stock options exercised	40,000				38
April 2009	Issue of shares	102,235,000	C$	1.80	184,023	148,325
	Less: Share issue costs					(7,356)
May 2009	Stock options exercised	155,000				269
August 2009	Stock options exercised	3,805,000				6,167
September 2009	Stock options exercised	1,450,000				4,655
October 2009	Stock options exercised	1,635,000				3,045
November 2009	Stock options exercised	333,333				505
December 2009	Stock options exercised	291,667				713

	Balance at December 31, 2009	706,878,212				737,838

(c)	Stock Options

Equinox established an employee Incentive Plan in June 2004 (the “Plan”). Options may be granted under the Plan to such directors, officers, employees or service providers of Equinox and its subsidiaries as the Compensation Committee of the Board of Directors may from time to time designate. The exercise price of any options granted under the Plan shall be not less than the average market price over the five trading days immediately preceding the date of grant. The Plan provides that the total number of Equinox common shares which may be issued pursuant to the Plan shall not exceed a number of common shares equal to 10% of the estimated number of issued and outstanding shares. The number of Equinox common shares which may be reserved for issuance pursuant to the Plan (or any other employee-related plan or options for services) must not exceed 10% of the total number of issued shares in the same class at the time of offer and must not exceed 5%, to any one person, of the Equinox common shares issued and outstanding on a non-diluted basis from time to time.

All options granted prior to December 2008 vest in three tranches, one third of any options granted may be exercised immediately, another third during the period commencing 12 months after the date of grant, and the final third after 24 months from the date of grant. Options granted from December 2008 vest in three tranches, one third of any options granted may be exercised 12 months after the date of grant, another third during the period commencing 24 months after the date of grant, and the final third after 36 months from the date of grant. Options granted from December 2009 cliff vest after three years and if the performance hurdles set have been achieved. The performance hurdles and vesting conditions are based on total shareholder return and the company’s performance compared to a peer group. Options granted under the Plan are not transferable or assignable other than by the prior written consent of the Board of Directors of Equinox and subject to the rules of the relevant stock exchange.

The following table summarizes the stock options outstanding and exercisable at December 31, 2009:

		Outstanding Options			Exercisable Options
	Number of Options	Weighted Average Exercise Price		Weighted Average Remaining Contractual Life (Years)	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2008	22,675,003	C$	1.63	7.6	17,511,655	C$	1.44
Options granted – vesting over 3 years	1,075,000	C$	2.62	9.5	—		—
Options granted – vesting over 3 years	1,303,324	C$	3.86	7.0	—		—
Options vested	—		—	—	3,693,343	C$	2.40
Options exercised	(7,710,000)	C$	1.23	—	(7,710,000)	C$	1.23
Options forfeited or expired	(285,000)	C$	3.03	—	(215,000)	C$	3.03

Outstanding at December 31, 2009	17,058,327	C$	2.00	7.0	13,279,998	C$	1.80

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

Available for grant at December 31,    2009 53,629,494

The fair value of the 2,378,324 options granted during the year under the terms of the 2008 Incentive Stock Option Plan has been estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 1.79% to 3.13%; no dividend yield; volatility factor of the expected market price of the Company’s common stock of 60% to 70%; and an expected life of options of between 3 and 8 years. The estimated fair value of the 2,378,324 options granted amounts to $4.2 million and is charged to expense, and contributed surplus over the period the options vest.

Stock-based compensation charged to earnings amounts to $2.0 million for the year ended December 31, 2009 (2008: $4.9 million). As at December 31, 2009, the aggregate fair value of unvested stock options granted and to be charged to income in future periods amounted to $4.2 million (2008: $2.5 million).

17.	CONTINGENT LIABILITIES

(a)	Contingent liabilities

	December 31 2009	December 31 2008
	$000	$000

The Company has contingent liabilities as follows:
Bank guarantees and letters of credit in respect of
Leased premises – secured by cash deposits	86	28
Exploration permits – Secured by cash deposits	—	23

Total contingent liabilities	86	51

The Company announced on January 7, 2009 that it is in dispute with ZESCO Limited (“ZESCO”), Zambia’s national power supply authority, over electricity charges believed by ZESCO to be incurred by the Company since late 2007. ZESCO have claimed invoice values totalling $9.0 million for the period up to December 31, 2008. However based on legal advice the Company has determined a value of $2.0 million is payable based on the terms of the contract. The Company is disputing ZESCO’s claim, and has paid $2.0 million to ZESCO whilst conducting negotiations in an effort to resolve the matter.

The Company and ZESCO are continuing to negotiate the matter.

18.	COMMITMENTS FOR EXPENDITURE

(a)	Lumwana Mine and Town capital commitments

The outstanding capital commitments of the Company relating to the construction of the Lumwana town and Lumwana Mine ongoing commitments at December 31, 2009 are:

	December 31 2009	December 31 2008
	$000	$000

Within 1 year	12,339	14,962

Total commitments	12,339	14,962

(b)	Lease commitments

	December 31 2009	December 31 2008
Operating leases	$000	$000
Commitments for minimum lease payments in relation to non cancellable operating leases are payable:

Within 1 year	135	227
Within 1 to 2 years	434	205
Within 2 to 3 years	256	208
Within 3 to 4 years	—	86

Total commitments	825	726

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

These operating leases are for office premises and office equipment and expire between 2010 and 2012.

Finance Leases

The Company leases various plant and equipment with a carrying amount of $26.1 million (2008: $4.3 million) under finance leases expiring between 2 and 14 years.

	December 31 2009	December 31 2008
	$000	$000

Commitments for minimum lease payments in relation to finance leases are payable:

Within 1 year	11,660	1,269
Within 1 to 2 years	9,585	485
Within 2 to 3 years	6,165	434
Within 3 to 4 years	434	434
Within 4 to 5 years	434	434
5+ years	3,836	4,270

Total commitments	32,114	7,326
Future finance charges	(6,013)	(2,985)

Recognised as a liability	26,101	4,341

Representing lease liabilities classified as:
Current	9,339	923
Non-current	16,762	3,418

	26,101	4,341

19.	SEGMENT INFORMATION

The Company’s reportable operating segments are based on strategic business units that are managed separately.

Lumwana

Construction of the Lumwana Copper Plant and other associated infrastructure was completed in November 2008. Production commenced early in December 2008 and Equinox Minerals Limited achieved commercial production at the Lumwana mine on April 1, 2009.

Exploration

The Company is exploring for copper and uranium resources in the North West of Zambia and on the Zambian Copperbelt.

Corporate

The corporate segment is responsible for regulatory reporting and corporate administration.

For the year ended December 31, 2009 segment information is presented as follows:

	Lumwana	Exploration	Corporate	Total
	$000	$000	$000	$000

Net sales revenue	468,479	—	—	468,479
Cost of sales	(272,818)	—	—	(272,818)
Interest received	44	(2)	600	642
Derivative instrument loss	(329,826)	—	—	(329,826)
Other income/(expense)	(13,599)	3,883	3,366	(6,350)
Financing costs	(63,856)	—	(13,015)	(76,871)
Other expenses	(18,869)	(2,398)	(1,952)	(23,219)

Segment profit/(loss) before income tax	(230,445)	1,483	(11,001)	(239,963)
Income taxes	56,900	—	—	56,900

Segment profit/(loss)	(173,545)	1,483	(11,001)	(183,063)

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

Property, plant and equipment	1,075,774	689	26,310	1,102,773
Total assets	1,358,848	901	97,925	1,457,674

For the year ended December 31, 2008 segment information is presented as follows:

	Lumwana	Exploration	Corporate	Total
	$000	$000	$000	$000

Interest received	1,226	3	1,004	2,233
Derivative instrument loss	271,520	—	—	271,520
Other income/(expense)	(11,882)	(775)	7,099	(5,558)
Financing costs	(2,494)	—	(1,167)	(3,661)
Operating expenses	(2,517)	(9,269)	(12,130)	(23,916)

Segment loss before income tax	255,853	(10,041)	(5,194)	240,618
Income taxes	(67,473)	—	(464)	(67,937)

Segment loss	188,380	(10,041)	(5,658)	172,681

Property, plant and equipment	1,065,517	528	1,245	1,067,290

Total assets	1,444,692	1,205	25,234	1,471,131

Geographical Reporting

The Company’s Lumwana mine and active exploration programs are both located in Zambia. The Canadian segment is entirely corporate whilst the Australian segment carries out corporate activities and manages engineering studies.

The total assets located by geographical areas are as follows:

Geographical Reporting

	December 31 2009	December 31 2008
	$000	$000

Zambia	1,359,749	1,445,896
Australia	38,342	6,088
Canada	59,583	19,147

	1,457,674	1,471,131

20.	FINANCIAL INSTRUMENTS

The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Company. The Company uses derivative financial instruments such as bought copper put options and forward contracts to hedge certain market risks. Derivatives are exclusively used for commercial hedging purposes. The Company does not use derivatives to engage in any trading or other speculative activities.

The Company uses various methods to measure different types of risk to which it is exposed. These methods include sensitivity analysis in the case of interest rate, foreign exchange and other price risks and aging analysis for credit risk.

Risk management is carried out by management in conjunction with an outsourced treasury management organization.

(a)	Market risk

(i)	Foreign exchange risk

The Company operates internationally and is exposed to foreign exchange risk arising from various currency exposures.

Foreign exchange risk arises from future commercial transactions and recognized assets and liabilities denominated in a currency that is not the Company’s functional currency.

The Company’s risk management policy is to review its exposure to non- US Dollar forecast operating costs on a case by case basis. Revenue from forecast copper sales is denominated in US Dollars, as is the majority of the Company’s forecast operating costs. The risk is measured using sensitivity analysis and cash flow forecasting.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

The carrying amount of the Company’s foreign currency denominated monetary assets and liabilities at the reporting date is as follows:

	December 31, 2009		December 31, 2008
	Assets	Liabilities	Assets	Liabilities
	$000	$000	$000	$000

Australian Dollar	7,937	1,902	1,320	2,037
Zambian Kwacha	9,030	40,555	13,033	1,760
Euro	—	6,271	—	3,954
South African Rand	—	929	—	489
Canadian Dollar	3,034	2,469	500	269
Other	—	68	—	14

	20,001	52,194	14,853	8,523

Sensitivity

Based on the financial instruments held at December 31, 2009, had the US Dollar weakened/strengthened by 10% against these foreign currencies with all other variables held constant, the Company’s after-tax loss for the year to date would have been $3.4 million higher/lower as a result of foreign exchange gains/losses on translation of non-US dollar denominated financial instruments as detailed above. Total equity would have been $0.2 million higher/lower had the US Dollar weakened/strengthened by 10% as a result of foreign exchange gains/losses on translation of non-US dollar denominated available-for-sale investments held by the Company.

(ii)	Price risk

Commodity price risk

Commodity price risk is the risk of financial loss resulting from movements in the price of the Company’s commodity inputs and outputs. The Company is exposed to commodity price risk arising from revenue derived from forecast future copper sales.

Commodity risk is managed through the use of derivative instruments such as forward and option contracts to economically hedge a proportion of its forecast production. The Company has hedged a portion of expected Lumwana copper production with a mix of forward contracts and put options. At the reporting date the Company had outstanding derivative instruments of 57,480 tonnes for 2010 and 13,280 tonnes for 2011. The hedging tonnes are equal to approximately 40% of the production guidance for 2010.

Sensitivity

At December 31, 2009, if the spot price of copper had been 10% higher/lower while all other variables were held constant after-tax loss for the year to date would increase/decrease by $32.3/$33.7 million as a result of changes in the fair value of the derivative instruments.

Other price risk

The Company is exposed to equity price risks arising from equity investments. Equity investments are held for strategic rather than trading purposes. The Company does not actively trade these investments, therefore does not actively manage the associated price risk.

Sensitivity

At December 31, 2009, if the inputs into the valuation model had been 10% higher/lower while all other variables were held constant, equity would increase/decrease by $0.2 million as a result of the changes in fair value of the available-for-sale securities.

(iii)	Cash flow fair value interest rate risk

The Company’s main interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk.

The Company’s risk management policy is to review its exposure to interest rates on a case by case basis. Current long term debt is a mix of fixed and variable interest rate loans.

As at the reporting date the Company had the following variable rate borrowings outstanding:

December 31, 2009

	Weighted average interest rate	Carrying value
	%	$000

Long term debt (variable interest component)	4.63%	506,014

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

December 31, 2008

	Weighted average interest rate	Carrying value
	%	$000

Long term debt (variable interest component)	4.85%	478,895

In addition, the interest rate applicable on the €7 million loan, issued by the European Investment Bank, is variable and adjusts on a sliding scale related to the price of copper from time to time.

Sensitivity

At December 31, 2009, if interest rates had increased/decreased by 100 basis points from the year-end rates with all other variables held constant, after-tax loss for the year to date would have been $3.7 million lower/higher, as a result of lower/higher interest income from long term debt and offset in the movements of cash and equivalents and restricted cash.

(iv)	Summarized sensitivity analysis

The following table summarizes the sensitivity of the Company’s financial assets and financial liabilities to interest rate risk, foreign exchange risk and commodity price rise:

		Interest rate risk				Foreign exchange risk				Price risk
December 31, 2009
	Carrying Amount	-100 bps		+100 bps		-10%		+10%		-10%		+10%
		Profit	Equity	Profit	Equity	Profit	Equity	Profit	Equity	Profit	Equity	Profit	Equity
	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000

Financial assets
Cash and cash equivalents	109,130	(1,091)	—	1,091	—	(1,360)	—	1,360	—	—	—	—	—
Restricted cash	26,164	(262)	—	262	—	(9)	—	9	—	—	—	—	—
Receivables	134,193	—	—	—	—	(440)	—	440	—	—	—	—	—
Other financial assets	1,906	—	—	—	—	—	(191)	—	191	—	(191)	—	191
Financial liabilities
Accounts payable	62,504	—	—	—	—	417	—	(417)		—	—	—	—
Long term debt	518,652	5,091	—	(5,091)	—	626	—	(626)		—	—	—	—
Employee benefits	999	—	—	—	—	100	—	(100)	—	—	—	—	—
Derivative instruments	107,310	—	—	—	—	—	—	—	—	33,742	—	(32,321)	—
Long term compensation	2,469	—	—	—	—	247	—	(247)	—	—	—	—	—
Other payables	39,737	—	—	—	—	3,829	—	(3,829)	—	—	—	—	—

Total increase/(decrease)		3,738	—	(3,738)	—	3,410	(191)	(3,410)	191	33,742	(191)	(32,321)	191

		Interest rate risk				Foreign exchange risk				Price risk
December 31, 2008
	Carrying Amount	-100 bps		+100 bps		-10%		+10%		-10%		+10%
		Profit	Equity	Profit	Equity	Profit	Equity	Profit	Equity	Profit	Equity	Profit	Equity
	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000

Financial assets
Cash and cash equivalents	51,327	(513)	—	513	—	(713)	—	713	—	—	—	—	—
Restricted cash	26,076	(261)	—	261	—	(5)	—	5	—	—	—	—	—
Receivables	35,409	—	—	—	—	(726)	—	726	—	—	—	—	—
Derivative instruments	256,678	—	—	—	—	—	—	—	—	(26,295)	—	25,886	—
Other financial assets	406	—	—	—	—	—	(41)	—	41	—	(41)	—	41
Financial liabilities
Accounts payable	65,816	—	—	—	—	76	—	(76)	—	—	—	—	—
Long term debt	613,407	4,789	—	(4,789)	—	740	—	(740)	—	—	—	—	—

Total increase/(decrease)		4,015	—	(4,015)	—	(6 28)	(41)	628	41	(26,295)	(41)	25,886	41

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

(b)	Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the group. Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions as well as credit exposures to outstanding receivables.

The Company primarily sells its copper concentrate to two major customers on the Zambian copperbelt and as a result there is a concentration of credit risk. This risk is mitigated where possible by policies in place to ensure that sales of products are made to customers with an appropriate credit rating and where necessary credit risk is effectively eliminated or substantially reduced by using bank instruments to secure payment. The Company has off-take arrangements in place with metal traders and has the flexibility to divert concentrate sales to these parties should the need arise.

Derivative counterparties and cash transactions are limited to high credit quality financial institutions. The carrying amounts of derivative assets are adjusted to reflect counterparty credit risk.

The carrying amounts of financial assets recorded in the financial statements are adjusted for any impairment and represent the Company’s maximum exposure to credit risk.

Credit risk further arises in relation to the financial guarantees given to certain parties. Such guarantees are only given in exceptional circumstances and are subject to specific board approval.

(c)	Liquidity risk

Prudent liquidity risk management implies maintaining at all times sufficient cash, liquid investments and committed credit facilities to meet the Company’s commitments as they arise.

The Company manages liquidity risk by maintaining adequate reserves, banking facilities and reserve borrowing facilities by continuously monitoring forecast and actual cash flows and matching the maturity profiles of financial assets and liabilities.

The following table analyses the Company’s financial liabilities into relevant maturity groupings based on the remaining period at the reporting date to contractual maturity. The amounts disclosed in the table are the contractual undiscounted cash flows.

December 31, 2009	Within 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	Between 4 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount
	$000	$000	$000	$000	$000	$000	$000	$000

Non-interest bearing	62,504	—	—	—	—	39,737	102,241	102,241
Fixed rate	10,796	1,235	619	—	—	—	12,650	12,638
Variable rate	102,433	112,128	106,209	9,727	—	180,000	510,497	506,014
Derivatives (net)	88,388	23,654	—	—	—	—	112,042	107,310

December 31, 2008	Within 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	Between 4 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount
	$000	$000	$000	$000	$000	$000	$000	$000

Non-interest bearing	65,816	—	—	—	—	2,167	67,983	67,983
Fixed rate	27,644	26,185	24,503	22,204	19,904	25,513	145,953	134,512
Variable rate	110,723	110,413	103,352	91,372	55,558	22,360	493,778	478,895

(d)	Fair value estimation

The fair value of financial assets and financial liabilities must be estimated for recognition and measurement or for disclosure purposes.

The fair value of financial instruments traded in active markets (such as publicly traded available-for-sale securities) is based on quoted market prices at the reporting date. The quoted market price used for financial assets held by the Company is the closing price.

The fair value of other financial assets and liabilities (excluding derivative instruments) are determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from observable current market transactions.

The fair value of derivative instruments are calculated using quoted prices. Where such prices are not available, use is made of discounted cash flow analysis using the applicable yield curve for the duration of the instruments for non-optional derivatives, and option pricing models for optional derivatives.

The carrying value less impairment provision of trade receivables and payables are assumed to approximate their fair values due to their short-term nature. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Company for similar financial instruments.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

During 2009, CICA Handbook Section 3862, Financial Instruments – Disclosures (“Section 3862”), was amended to require disclosures about the inputs to fair value measurements, including their classification within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 - Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 - Inputs that are not based on observable market data.

	Level 1	Level 2	Level 3	Total

Available-for-sale financial assets	1,906	—	—	1,906

	1,906	—	—	1,906

	Level 1	Level 2	Level 3	Total
Long term debt	—	518,652	—	518,652
Derivative instruments	—	107,310	—	107,310

	—	625,962	—	625,962

21.	CAPITAL MANAGEMENT

The Company’s objective when managing capital is to maintain adequate levels of funding to support development of its Lumwana mine, to expand regional exploration activities within Zambia and to maintain corporate and administrative functions.

The Company manages its capital structure in a manner that provides sufficient funding for development and operational activities. Funds are primarily secured through a combination of equity capital raised by way of private placements, public offerings and external debt. There can be no assurances that the Company will be able to continue raising equity capital and external debt in this manner.

The Company invests all capital that is surplus to its immediate needs in short-term, liquid and highly rated financial instruments, such as cash and other short-term guaranteed deposits, all held with major Canadian, European and Australian financial institutions.

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

22.	SUBSEQUENT EVENT

On February 24, 2010, the Company reached agreement with four leading commercial banks, Standard Bank Plc, Standard Chartered Bank, Industrial and Commercial Bank of China and BNP Paribas, to provide a new corporate loan facility (the “Corporate Facility”) totaling $400 million. The Corporate Facility affords Equinox greater flexibility than the existing Lumwana Project debt facilities. Therefore the Company will utilize the Corporate Facility to repay the majority of its existing senior and subordinated project debt facilities. Financial close under the Corporate Facility was achieved on March 9, 2010. The effect is that the 2010 calendar year principal repayments reduce to $113.2 million.

The key features of the Corporate Facility are as follows:

•

A 3 year $220 million term loan (the “Term Facility”) with quarterly principal and interest repayments commencing on March 31, 2010. This facility attracts a credit margin of 4.00% over LIBOR and the 2010 principal repayments will total $61 million;

•

A 5 year US$180 million revolving facility (the “Revolving Facility”) that allows the Company to repay and redraw up to the facility limit over its term. The credit margin is 4.75% over LIBOR for the first two years, thereafter reducing to 4.00% over LIBOR. Interest charges are payable quarterly in arrears commencing on March 31, 2010. Three years after the first drawdown and annually thereafter, the Company can request a 12 month extension to the expiry date of the Revolving Facility;

•	The Company can request an increase in the amount available under the Term Facility by $100 million and/or the Revolving Facility by $100 million, subject to the approval of the lenders; and

•	The existing assets backed by financing facilities for the Lumwana mining fleet will remain in place.

The schedule of future repayments for all long term debt facilities is as follows:

$000

Within 1 year	113,229
Within 1 to 2 years	113,363
Within 2 to 3 years	106,828
Within 3 to 4 years	9,727
Within 4 to 5 years	—
5+ years	180,000

523,147

23.	DEED OF CROSS GUARANTEE

Information in relation to the Deed of cross guarantee is presented for the purposes of the Company’s reporting obligations in Australia which requires a disclosing entity, which is a registered foreign holding company to disclose condensed statements of earnings and balance sheets of both “the Closed Group” and “the Extended Closed Group” as defined by the Australian Securities and Investments Commission (“ASIC”) Class Order 98/1418.

On December 24, 2004, Equinox Minerals Limited, Equinox Resources Limited and Equinox Peru Ventures Limited (together the “Closed Group”) entered into a Deed of Cross Guarantee under which each company guarantees the liabilities of all other companies that are party to the Deeds. A benefit arising from the Deeds is to relieve eligible entities from the requirements to prepare audited financial reports under the Australian Corporations Act 2001 and ASIC accounting and audit relief Orders.

The following entities form part of the consolidated entity but are not members of the Closed Group:

Lumwana Mining Company Limited, Equinox Zambia Limited, Equinox Overseas Pty Ltd, Equinox Africa Limited, Lumwana International School Limited, Lumwana Property Development Company Limited and Equinox Nickel Ventures Pty Ltd (together the “Extended Closed Group”).

Set out below are the condensed statements of earnings, comprehensive income and balance sheets for the years ended December 31, 2009 and 2008 of the Closed Group and the Extended Closed Group:

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

Condensed statement of earnings	Closed Group		Extended Closed Group(1)
	December 31 2009	December 31 2008	December 31 2009	December 31 2008
	$000	$000	$000	$000

Copper sales revenue	—	—	531,962	—
Smelter treatment charges	—	—	(63,483)	—

Net sales revenue	—	—	468,479	—
Direct and indirect mining costs	—	—	212,016	—
Amortization & depletion	—	—	46,688	—
Royalties	—	—	14,114	—

Cost of sales	—	—	272,818	—

Expenses
Derivative loss/(gain)	—	—	329,826	(271,520)
Exploration (income)/expense	(7)	2,321	5,119	10,262
Other operating costs	—	62	5,870	314
General and administration	8,886	7,288	10,241	8,388
Financing costs	834	1,006	76,871	3,660
Incentive stock options expensed	1,989	4,953	1,989	4,953
Other (income)/expense	(6,743)	(9,705)	5,708	3,325

	4,959	5,925	435,624	(240,618)

(Loss)/profit for the period before tax	(4,959)	(5,925)	(239,963)	240,618
Income tax benefit/(expense)	—	(797)	56,900	(67,937)

(Loss)/profit for the period after tax	(4,959)	(6,722)	(183,063)	172,681

Retained (deficit)/profit – beginning of period	(47,805)	(41,083)	108,343	(64,338)

Retained (deficit)/profit – end of period	(52,764)	(47,805)	(74,720)	108,343

Condensed statement of comprehensive income	Closed Group		Extended Closed Group(1)
	2009	2008	2009	2008
	$000	$000	$000	$000

(Loss)/Income for the period	(4,959)	(6,722)	(183,063)	172,681
Other comprehensive income/(losses)
Losses on derivatives designated as cash flow hedges (net of tax)	—	—	—	(40,197)
Gains on derivatives designated as cash flow hedges transferred to net income in the current period (net of tax)	—	—	—	86,862
Fair value movements in available-for-sale securities (net of tax)	1,500	(2,521)	1,500	(2,521)
Impairment loss on available-for-sale securities transferred to net income (net of tax)	—	946	—	946

Total comprehensive (loss)/gain	(3,459)	(8,297)	(181,563)	217,771

EQUINOX MINERALS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2009 and 2008

Condensed balance sheet	Closed Group		Extended Closed Group(1)
	December 31 2009	December 31 2008	December 31 2009	December 31 2008
	$000	$000	$000	$000

ASSETS
Current assets
Cash and cash equivalents	71,972	23,348	109,130	51,327
Accounts receivable	110	908	134,193	35,409
Inventories	—	—	67,428	27,473
Current portion of derivative instruments	—	—	—	127,570
Prepayments	146	62	16,080	6,471

	72,228	24,318	326,831	248,250

Receivables from subsidiaries(2)	632,155	530,126	—	—
Restricted cash	92	51	26,164	26,076
Investments in associates	—	—	—	—
Property, plant and equipment	1,569	1,245	1,102,773	1,067,290
Derivative instruments	—	—	—	129,109
Other financial assets	1,906	406	1,906	406

	707,950	556,146	1,457,674	1,471,131

LIABILITIES
Current liabilities
Accounts Payable and accrued liabilities	2,911	1,711	62,504	65,816
Current portion of long term debt	—	—	113,229	138,367
Current portion of finance leases	—	—	9,339	923
Current portion of derivative instruments	—	—	85,179	—
Current other liabilities	—		160	—

	2,911	1,711	270,411	205,106

Long term debt	—	—	405,423	475,040
Finance leases	—	—	16,762	3,418
Income tax liability	—	—	6,727	6,727
Future income tax liability	—	—	5,938	62,838
Asset retirement obligation	—	—	7,504	5,358
Long term compensation	2,469	269	2,469	269
Derivative instruments	—	—	22,131	—
Other payables	30	94	39,737	2,167

	5,410	2,074	777,102	760,923

SHAREHOLDERS’ EQUITY
Share capital	737,838	581,477	737,838	581,477
Retained profit/(deficit)	(52,764)	(47,805)	(74,720)	108,343
Contributed surplus	15,966	20,400	15,966	20,400
Accumulated other comprehensive income/(loss) (net of tax)	1,500	—	1,488	(12)

	702,540	554,072	680,572	710,208

	707,950	556,146	1,457,674	1,471,131

(1)

The members of the consolidated entity comprising the Extended Closed Group are the same as those entities, which comprise the consolidated entity, as Equinox Minerals Limited is the ultimate parent entity.

(2)	These long-term receivables relate to receivables from controlled entities, which are outside the Closed Group, as is listed above.